Exhibit 99.1

Press Release December 17, 2025	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2025 Earnings Guidance

FORT WAYNE, INDIANA, December 17, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2025 earnings guidance in the range of $1.65 to $1.69 per diluted share. Comparatively, the company’s sequential third quarter 2025 earnings were $2.74 per diluted share, and prior year fourth quarter earnings were $1.36 per diluted share.

Fourth quarter 2025 profitability from the company’s steel operations is expected to be meaningfully lower than sequential third quarter results due to lower average realized selling values and lower volumes related to both seasonal demand and planned maintenance outages at the company’s flat rolled steel mills. In addition to lower seasonal activity, some of the planned maintenance outages were longer in duration than originally anticipated and decreased volume in the fourth quarter 2025 by an estimated 140,000 to 150,000 tons of flat rolled steel production. Average published indexed hot rolled steel prices decreased over $70 per ton from July to October 2025, lowering the company’s fourth quarter sequential flat rolled steel selling values, due to commercial contracts that price on a lagging indexed basis. However, more recently flat rolled steel prices have improved, as import volume has declined and underlying demand has been seasonally steady.

Fourth quarter 2025 earnings from the company’s metals recycling operations are expected to be lower than third quarter sequential results, based on lower seasonal shipments, as the domestic steel industry experienced a number of planned seasonal maintenance outages reducing ferrous scrap demand. Overall ferrous and nonferrous pricing also declined sequentially.

Fourth quarter 2025 earnings from the company’s steel fabrication operations are expected to be lower than sequential third quarter results, based on seasonally lower shipments more than offsetting modest metal spread expansion, as average selling values were steady and steel raw material costs declined. The order backlog extends well into the second quarter 2026, with healthy pricing. Current order activity is steady with expectations for improved volumes in 2026, as interest rates decline and the support from the U.S. infrastructure program and onshoring are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

The aluminum team is continuing with the successful commissioning and startup of the company’s Columbus, Mississippi aluminum flat rolled products mill and San Luis Potosi satellite recycled slab center. The teams successfully produced finished products for the industrial and beverage can sectors, receiving product qualifications from several can sheet consumers with additional successful qualifications ongoing. They also produced and received qualifications for aluminum hot band for use in automotive applications. Commissioning continues on the cold mill and other downstream lines, including the first CASH line.

The company has repurchased an estimated $200 million, or one percent, of its common stock so far during the fourth quarter 2025.

The company currently plans to release its fourth quarter 2025 earnings before the market opens on Monday, January 26, 2026, and will hold a conference call that same day at 11:00 a.m. Eastern Standard Time to discuss the company's performance.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500